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                           CERTIFICATE OF AMENDMENT TO               EXHIBIT 3.3
                       THE CERTIFICATE OF INCORPORATION OF
                           VION PHARMACEUTICALS, INC.


         VION PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:
         FIRST: That by unanimous consent of the Board of Directors of the Corporation at a meeting on March 12, 2001, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The proposed amendment to the Corporation's Certification of Incorporation is as follows:
         SECOND: The Corporation's Certificate of Incorporation is amended to amend and restate Article FOURTH thereto which shall read in its entirety as follows:
         "FOURTH: Authorization, Designation and Amount. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of (a) 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Preferred Stock shall be set forth in this Article FOURTH.
         PART A. PREFERRED STOCK
         (a) Designation of Preferred Stock. The Board of Directors of the Corporation (the "Board of Directors") is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock subject to the terms and conditions set forth herein. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares of any such series:
                  (1) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;
                  (2) whether the shares of such series shall have voting rights or powers in addition to any voting rights required by law and, if so, the terms of such voting rights or powers, which may be full or limited;
                  (3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or series;
                  (4) whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;





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                  (5) the amount or amounts payable with respect to shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;
                  (6) whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
                  (7) whether the shares or series shall be convertible into, or exchangeable for, shares of stock of any other class or series of any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of exchange;
                  (8) the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or series;
                  (9) the conditions or restrictions, if any, to be effective while any shares of such class or series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other class or series; and
                  (10) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, imitations or restrictions thereof.
         The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares thereof then outstanding) the number of shares of stock of any series of Preferred Stock so designated pursuant to this Part A.
         PART B. COMMON STOCK
              1.   Common Stock.
         (a) Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters as to which holders of Common Stock shall be entitled to vote, which voting rights shall not be cumulative. In any election of directors, no holder of Common Stock shall be entitled to more than one vote per share.
         (b) Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share and each share of Common Stock shall be entitled to all of the rights and privileges, and subject to the limitations and qualifications, of shares of Common Stock provided by the



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         Delaware General Corporation Law.
         THIRD: That pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation and was duly adopted by the stockholders of the Corporation pursuant to a written consent in accordance with the applicable provisions of Section 228 of the General Corporation Law of Delaware, and in accordance with such Section 228 written notice has been given to those stockholders who have not consented in writing.
         FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.
         IN WITNESS WHEREOF, the undersigned have signed this Certificate and affirm, under penalties of perjury that the Certificate is the act and deed of the corporation and the facts stated herein are true.

Date:  July 26, 2001                   /s/ Alan Kessman
                                       -------------------
                                       President and Chief Executive Officer




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